Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 filed June 21, 2024 (File No. 333-280419) and on Forms S-3 filed October 21, 2024 (File No. 333-282739) and December 12, 2024 (File No. 333-283758) of Gaxos.AI Inc. of our report dated March 17, 2026 relating to the consolidated financial statements of Gaxos.AI Inc. and Subsidiary, as of December 31, 2025 and 2024 and for the each of the two years in the period ended December 31, 2025, appearing in this Annual Report on Form 10-K of Gaxos.AI Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements, as applicable.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 17, 2026